For Immediate Release

Goldfield Holds Annual Meeting of Stockholders - Extends Stock Repurchase Plan

MELBOURNE, Florida, May 25, 2005 - The Goldfield Corporation (AMEX: GV), a leading provider of electrical construction and maintenance services in the southeastern United States, held its annual meeting of stockholders in Melbourne yesterday.  Stockholders re-elected all seven directors to the company's Board of Directors and ratified the appointment of KPMG LLP as Goldfield's independent certified public accountants for the current fiscal year.

The company also announced that its Board of Directors approved an extension of Goldfield's stock repurchase plan until September 30, 2006, and authorized the addition of 1,000,000 shares of common stock that may be purchased under the plan, increasing the number of shares purchasable under the plan to 3,500,000.  As of March 31, 2005, the company has repurchased 1,910,248 shares pursuant to the plan, at an average cost of $0.516 per share.  Goldfield, as of May 2, 2005, had 25,788,507 shares outstanding.  John H. Sottile, the company's Chairman of the Board, President and Chief Executive Officer, stated that the Board approved the extension and increase of the repurchase program in light of the company's strong capital position and the current price level of its stock.

About Goldfield
Goldfield is a leading provider of electrical construction and maintenance services in the energy infrastructure industry in the southeastern United States. The company specializes in installing and maintaining electrical transmission lines for a wide range of electric utilities. Goldfield is also involved in the development of high-end condominium projects on Florida's east coast.

Statements in this release are based on current expectations. These statements are forward looking and actual results may differ materially. For further details see the company's filings with the Securities and Exchange Commission.

#          #         #

Further Information
Investors:
The Goldfield Corporation, 321-724-1700 or investorrelations@goldfieldcorp.com